 NEWSRELEASE

Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

                                                                              FOR IMMEDIATE RELEASE

                                                              July 24, 2012

Norfolk Southern reports second-quarter earnings

For 2012 vs. 2011, Norfolk Southern achieved the following second-quarter records:

  Railway operating revenues were $2.9 billion.

  Income from operations improved 7 percent to $934 million.

  Diluted earnings per share increased 3 percent to $1.60.

  Railway operating ratio improved 2 percentage points to 67.5 percent.

NORFOLK, VA. -- For the second quarter of 2012, Norfolk Southern reported net income of $524 million, 6 percent lower than $557 million for the second quarter 2011. Diluted earnings per share were an all-time record $1.60, up 3 percent compared with $1.56 per diluted share in the same period last year. Second-quarter 2011 net income included favorable, non-recurring income tax-related benefits totaling $63 million or $0.18 per diluted share.

"In the second quarter, Norfolk Southern continued to deliver outstanding results. Our income from operations, diluted earnings per share and improved operating ratio all set records, despite the slow economic recovery and softness in our coal franchise," said CEO Wick Moorman. "Our railroad continues to operate extremely well, and that enables us to control costs and operate efficiently while providing high levels of service for our customers."

Railway operating revenues of $2.9 billion were essentially flat in the second quarter compared to 2011. General merchandise revenues improved 9 percent to $1.6 billion. Coal revenues declined 15 percent to $755 million. Intermodal revenues improved 4 percent to $563 million.

Railway operating expenses for the second quarter fell 3 percent to $1.9 billion, compared with 2011.

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Operating Subsidiary: Norfolk Southern Railway Company                                                                                      World Wide Web Site: www.nscorp.com

                                  Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

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Income from railway operations for the second quarter was $934 million, up 7 percent compared with the same period last year.

The second-quarter railway operating ratio improved 2 percent points to an all-time record 67.5 percent, compared with 2011.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company                                                                                      World Wide Web Site:  www.nscorp.com